Citi Green Bond

Pricing Supplement No. 2019—USNCH2203 to Prospectus Supplement and Prospectus each dated May 14, 2018

Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-224495 and 333-224495-03

Dated March 27, 2019

Citigroup Global Markets Holdings Inc. $2,055,000 Barrier Absolute Return Market Linked Notes (with daily barrier observation)

Linked to Gold Due March 31, 2021

All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.

Investment Description

The Barrier Absolute Return Market Linked Notes offered by this pricing supplement (the “notes”) are unsecured, unsubordinated debt obligations of Citigroup Global Markets Holdings Inc. (the “issuer”), guaranteed by Citigroup Inc. (the “guarantor”), with a return at maturity linked to the performance of gold  (the “underlying”) over the term of the notes.  If a barrier event occurs on any trading day during the period from but excluding the trade date to and including the final valuation date (the “observation period”), meaning that the commodity price of the underlying is above the upper barrier or below the lower barrier on any trading day during the observation period, the issuer will pay the stated principal amount of the notes at maturity plus an amount equal to the conditional return of 1.5% of the stated principal amount.  The upper barrier is equal to the initial underlying price plus 18.00% of the initial underlying price and the lower barrier is equal to the initial underlying price minus 18.00% of the initial underlying price. If a barrier event does not occur on any trading day during the observation period, the issuer will pay the stated principal amount per note at maturity plus an amount reflecting the absolute value of the underlying return.  Investing in the notes involves significant risks.  You will not receive coupon payments during the 2-year term of the notes.  Because the upper barrier is equal to the initial underlying price plus 18.00% of the initial underlying price and the lower barrier is equal to the initial underlying price minus 18.00% of the initial underlying price, the maximum payment at maturity is $1,180.00 per note.  You are not guaranteed to receive a payment at maturity on the notes that exceeds the stated principal amount.  The repayment of the stated principal amount applies only if you hold the notes to maturity.  Any payment on the notes, including any repayment of the stated principal amount provided at maturity, is subject to the creditworthiness of the issuer and the guarantor.  If the issuer and the guarantor were to default on their obligations, you might not receive any amounts owed to you under the notes and you could lose your entire investment.

Features	Key Dates

❑	Conditional Return at Maturity If a Barrier Event Occurs — If a barrier event occurs on any trading day during the observation period, the issuer will pay the stated principal amount at maturity plus an amount equal to the conditional return of 1.5% of the stated principal amount.
❑	Range-Bound Growth Potential Only if No Barrier Event Occurs — If a barrier event does not occur on any trading day during the observation period, the issuer will pay the stated principal amount at maturity plus an amount reflecting the absolute value of the underlying return.
❑	No Downside Market Exposure at Maturity — If you hold the notes to maturity, you will receive at least the stated principal amount, regardless of the performance of the underlying. The repayment of the stated principal amount applies only if you hold the notes to maturity. Any payment on the notes is subject to the creditworthiness of the issuer and the guarantor. If the issuer and the guarantor were to default on their obligations, you might not receive any amounts owed to you under the notes and you could lose your entire investment.

Trade date	March 27, 2019
Settlement date	March 29, 2019
Final valuation date[1]	March 29, 2021
Maturity date	March 31, 2021

[1]	See page PS-4 for additional details

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT SECURITIES. THERE IS CREDIT RISK INHERENT IN PURCHASING AN OBLIGATION OF CITIGROUP GLOBAL MARKETS HOLDINGS INC. THAT IS GUARANTEED BY CITIGROUP INC. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE AND, ACCORDINGLY, MAY HAVE LIMITED OR NO LIQUIDITY.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “RISK FACTORS” BEGINNING ON PAGE PS-5 OF THIS PRICING SUPPLEMENT IN CONNECTION WITH YOUR PURCHASE OF THE NOTES.  EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE VALUE OF, AND THE RETURN ON, YOUR NOTES.

Notes Offering

We are offering Barrier Absolute Return Market Linked Notes Linked to Gold. Any return at maturity will be determined by the performance of the underlying. The notes are our unsecured, unsubordinated debt obligations, guaranteed by Citigroup Inc.

Underlying	Initial Underlying Price	Upper Barrier	Lower Barrier	Conditional Return	CUSIP / ISIN
Gold (Ticker: GOLDLNPM)	$1,309.70	-----$1,545.446, equal to the initial underlying price plus 18.00% of the initial underlying price	-----$1,073.954, equal to the initial underlying price minus 18.00% of the initial underlying price	1.5%	17326YNG7 / US17326YNG79

See “Additional Terms Specific to the Notes” in this pricing supplement.  The notes will have the terms specified in the accompanying prospectus supplement and prospectus, as supplemented by this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

	Issue Price(1)	Underwriting Discount(2)	Proceeds to Issuer
Per note	$1,000.00	$15.00	$985.00
Total	$2,055,000.00	$30,825.00	$2,024,175.00

(1) On the date of this pricing supplement, the estimated value of the notes is $980.00 per note, which is less than the issue price.  The estimated value of the notes is based on proprietary pricing models of Citigroup Global Markets Inc. (“CGMI”) and our internal funding rate.  It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance. See “Valuation of the Notes” in this pricing supplement.

(2) The underwriting discount is $15.00 per note. CGMI, acting as principal, has agreed to purchase from Citigroup Global Markets Holdings Inc., and Citigroup Global Markets Holdings Inc. has agreed to sell to CGMI, the aggregate stated principal amount of the notes set forth above for $985.00 per note. UBS Financial Services Inc. (“UBS”), acting as agent for sales of the notes, has agreed to purchase from CGMI, and CGMI has agreed to sell to UBS, all of the notes for $985.00 per note. UBS will receive an underwriting discount of $15.00 per note for each note it sells.  UBS proposes to offer the notes to the public at a price of $1,000.00 per note.  For additional information on the distribution of the notes, see “Supplemental Plan of Distribution” in this pricing supplement.  In addition to the underwriting discount, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the notes declines.  See “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets Inc.	UBS Financial Services Inc.

Additional Information Specific to the Notes

The terms of the notes are set forth in the accompanying prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. It is important that you read the accompanying prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the notes.

You may access the accompanying prospectus supplement and prospectus on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for May 14, 2018 on the SEC website):

♦	Prospectus Supplement and Prospectus each dated May 14, 2018: https://www.sec.gov/Archives/edgar/data/200245/000119312518162183/d583728d424b2.htm

References to “Citigroup Global Markets Holdings Inc.,” “we,” “our” and “us” refer to Citigroup Global Markets Holdings Inc. and not to any of its subsidiaries.  References to “Citigroup Inc.” refer to Citigroup Inc. and not to any of its subsidiaries. In this pricing supplement, “notes” refers to the Barrier Absolute Return Market Linked Notes Linked to Gold that are offered hereby, unless the context otherwise requires.

This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  The description in this pricing supplement of the particular terms of the notes supplements, and, to the extent inconsistent with, replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying prospectus supplement and prospectus.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in this pricing supplement, as the notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers in connection with your decision to invest in the notes.

Investor Suitability

The suitability considerations identified below are not exhaustive.  Whether or not the notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the notes in light of your particular circumstances. You should also review “Risk Factors” beginning on page PS-5 of this pricing supplement and “Gold” beginning on page PS-12 of this pricing supplement.

The notes may be suitable for you if, among other considerations:
♦	You fully understand the risks inherent in an investment in the notes, including the risk of receiving no return on your investment.
♦	You seek exposure to the performance of the underlying and the chance to benefit if the price of the underlying increases or decreases moderately over the term of the notes.
♦	You can tolerate receiving only the stated principal amount at maturity if a barrier event does not occur and the final underlying price is equal to the initial underlying price.
♦	You can tolerate significant fluctuations in the value of the notes prior to maturity.
♦	You can tolerate receiving only the conditional return at maturity if a barrier event occurs.
♦	You understand and accept that you will only benefit from the absolute value of the underlying return if no barrier event occurs during the observation period, and you believe a barrier event will not occur during the observation period.
♦	You are willing to invest in the notes based on the upper barrier, lower barrier and conditional return specified on the cover hereof.
♦	You do not seek current income from your investment.
♦	You understand and accept the risks associated with the underlying.
♦	You are willing and able to hold the notes to maturity, and accept that there may be little or no secondary market for the notes and that any secondary market will depend in large part on the price, if any, at which CGMI is willing to purchase the notes.
♦	You are willing to assume the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. for all payments under the notes, and understand that if Citigroup Global Markets Holdings Inc. and Citigroup Inc. default on their obligations you might not receive any amounts due to you, including any repayment of the stated principal amount.
The notes may not be suitable for you if, among other considerations:
♦	You do not fully understand the risks inherent in an investment in the notes, including the risk of receiving no return on your investment.
♦	You seek an investment that has unlimited return potential.
♦	You cannot tolerate receiving only the stated principal amount at maturity if a barrier event does not occur and the final underlying price is equal to the initial underlying price.
♦	You cannot tolerate significant fluctuations in the value of the notes prior to maturity.
♦	You cannot tolerate receiving only the conditional return if a barrier event occurs.
♦	You believe a barrier event will occur during the observation period.
♦	You are unwilling to invest in the notes based on the upper barrier, lower barrier and conditional return specified on the cover hereof.
♦	You seek current income from this investment.
♦	You do not understand or accept the risks associated with the underlying.
♦	You are unwilling or unable to hold the notes to maturity, or you seek an investment for which there will be an active secondary market.
♦	You are unwilling to assume the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. for all payments under the notes, including any repayment of the stated principal amount.

Final Terms
Issuer	Citigroup Global Markets Holdings Inc.
Guarantee	All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.
Issue price	100% of the stated principal amount per note
Stated principal amount	$1,000.00 per note
Term	2 years
Trade date	March 27, 2019
Settlement date	March 29, 2019
Final valuation date[1]	March 29, 2021
Maturity date	March 31, 2021
Underlying	Gold (Ticker: GOLDLNPM)
Payment at maturity (per $1,000.00 stated principal amount of notes)

If a barrier event occurs during the observation period, Citigroup Global Markets Holdings Inc. will pay you a cash payment calculated as follows:

$1,000 + [$1,000 × conditional return]

If no barrier event occurs during the observation period, Citigroup Global Markets Holdings Inc. will pay you a cash payment calculated as follows:

$1,000 + ($1,000 × absolute value of the underlying return)

Because the upper barrier is equal to the initial underlying price plus 18.00% of the initial underlying price and the lower barrier is equal to the initial underlying price minus 18.00% of the initial underlying price, the maximum payment at maturity is $1,180.00 per $1,000 stated principal amount.

Barrier event	A barrier event will occur if, on any trading day during the observation period, the commodity price of the underlying is above the upper barrier or below the lower barrier
Upper barrier	Equal to the initial underlying price plus 18.00% of the initial underlying price, as set forth on the cover hereof
Lower barrier	Equal to the initial underlying price minus 18.00% of the initial underlying price, as set forth on the cover hereof

Observation period	The period from but excluding the trade date to and including the final valuation date.
Conditional return	1.5%
Trading day	A scheduled trading day on which a market disruption event has not occurred.
Underlying return	final underlying price – initial underlying price initial underlying price
Initial underlying price	The commodity price of the underlying on the trade date, as set forth on the cover hereof
Final underlying price	The commodity price of the underlying on the final valuation date
CUSIP / ISIN	17326YNG7 / US17326YNG79

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF THE STATED PRINCIPAL AMOUNT AT MATURITY, IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER AND THE GUARANTOR. IF CITIGROUP GLOBAL MARKETS HOLDINGS INC. AND CITIGROUP INC. WERE TO DEFAULT ON THEIR OBLIGATIONS, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Investment Timeline

Trade date:	The commodity price of the underlying (initial underlying price) is observed and the upper barrier and lower barrier are set.

Every trading day during the observation period:	The commodity price of the underlying is observed.

Maturity date:

The final underlying price and underlying return are determined on the final valuation date.

If a barrier event occurs during the observation period, Citigroup Global Markets Holdings Inc. will pay you a cash payment calculated as follows:

$1,000 + [$1,000 × conditional return]

If no barrier event occurs during the observation period, Citigroup Global Markets Holdings Inc. will pay you a cash payment calculated as follows:

$1,000 + [$1,000 × absolute value of the underlying return]

[1]	Subject to postponement as described under “Additional Terms of the Notes—Consequences of a market disruption event; postponement of the final valuation date”

Risk Factors

An investment in the notes is significantly riskier than an investment in conventional debt securities.  The notes are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the notes, and are also subject to risks associated with the underlying.  Accordingly, the notes are suitable only for investors who are capable of understanding the complexities and risks of the notes.  You should consult your own financial, tax and legal advisers as to the risks of an investment in the notes and the suitability of the notes in light of your particular circumstances.

In addition to the risk factors below, you should carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

♦	You may not receive any return on your investment in the notes — The return on the notes, if any, at maturity is linked to the performance of the underlying and depends on whether a barrier event occurs during the observation period. If a barrier event occurs during the observation period, you will receive a payment at maturity equal to the stated principal amount of your notes plus an amount equal to the conditional return of 1.5% of the stated principal amount. If a barrier event does not occur, the return on your investment in the notes may be zero and, therefore, less than the amount that would be paid on conventional debt securities of ours of comparable maturity. Moreover, if you receive the absolute value of the underlying return on the notes, the overall return on the notes (the effective yield to maturity) may still be less than the amount that would be paid on conventional debt securities of ours of comparable maturity. The notes have been designed for investors who are willing to forgo market interest rates in exchange for a return, if any, based on the performance of the underlying.

♦	The appreciation potential is limited — The appreciation potential of the notes is limited by the upper barrier and lower barrier. If a barrier event occurs during the observation period, you will receive a payment at maturity equal to the stated principal amount of your notes plus an amount equal to the conditional return of 1.5% of the stated principal amount. Therefore, you will not benefit from any positive underlying return above the upper barrier or negative underlying return below the lower barrier.

♦	If a barrier event occurs, you will receive the stated principal amount of your notes plus an amount equal to the conditional return of 1.5% of the stated principal amount, even if the final underlying price is between the upper barrier and the lower barrier — If a barrier event occurs on any trading day during the observation period, you will receive the stated principal amount of your notes plus an amount equal to the conditional return of 1.5% of the stated principal amount, even if the final underlying price is between the upper barrier and the lower barrier. Therefore, if a barrier event occurs at any point during the observation period, you will not benefit from the absolute value of the underlying return.

♦	You may receive less than the conditional return and potentially no return on your investment in the notes — If a barrier event does not occur during the observation period and the underlying appreciates or depreciates by less than 1.5% from the trade date to the final valuation date, you will receive a return on the notes that is less than the conditional return, and if the underlying does not appreciate or depreciate at all, you will not receive any positive return on your investment in the notes. As the notes do not pay any interest, there is no assurance that your total return at maturity on the notes will be as great as could have been achieved on conventional debt securities of ours of comparable maturity.

♦	The probability that a barrier event will occur will depend in part on the volatility of the underlying — “Volatility” refers to the frequency and magnitude of changes in the price of the underlying. In general, the greater the volatility of the underlying, the greater the probability that the underlying will experience a large increase or decrease over the term of the notes and a barrier event will occur on any trading day during the observation period. The underlying has historically experienced significant volatility. As a result, there is a significant risk that a barrier event will occur during the observation period and that you will only receive a return equal to the conditional return. The terms of the notes are set, in part, based on expectations about the volatility of the underlying as of the trade date. If expectations about the volatility of the underlying change over the term of the notes, the value of the notes may be adversely affected, and if the actual volatility of the underlying proves to be greater than initially expected, the notes may prove to be riskier than expected on the trade date.

♦	The notes do not pay interest — Unlike conventional debt securities, the notes do not pay interest or any other amounts prior to maturity. You should not invest in the notes if you seek current income during the term of the notes.

♦	Sale of the notes prior to maturity may result in a loss of principal — You will be entitled to receive at least the full stated principal amount of your notes, subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc., only if you hold the notes to maturity. The value of the notes may fluctuate during the term of the notes, and if you are able to sell your notes prior to maturity, you may receive less than the full stated principal amount of your notes.

♦	Although the notes provide for the repayment of the stated principal amount at maturity, you may nevertheless suffer a loss on your investment in real value terms if a barrier event occurs or if the underlying does not appreciate or depreciate sufficiently from the initial underlying price to the final underlying price — This is because inflation may cause the real value of the stated principal amount to be less at maturity than it is at the time you invest, and because an investment in the notes represents a forgone opportunity to invest in an alternative asset that does generate a positive real return at a market rate. This potential loss in real value terms is significant given the approximately 2-year term of the notes. You should carefully consider whether an investment that may not provide for any return on your investment, or may provide a return that is lower than the return on alternative investments, is appropriate for you.

♦	The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. — Any payment on the notes will be made by Citigroup Global Markets Holdings Inc. and is guaranteed by Citigroup Inc., and therefore is subject to the credit risk of both Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive any payments that become due under the notes. As a result, the value of the notes prior to maturity will be affected by changes in the market’s view of our and Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in either of our or Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking either of our or Citigroup Inc.’s credit risk is likely to adversely affect the value of the notes.

♦	The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity — The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

♦	The estimated value of the notes on the trade date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price — The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the issue price. These costs include (i) the underwriting discount paid in connection with the offering of the notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the notes. These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you. The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes. See “The estimated value of the notes would be lower if it were calculated based on our secondary market rate” below.

♦	The estimated value of the notes was determined for us by our affiliate using proprietary pricing models — CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes. Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes. You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

♦	The estimated value of the notes would be lower if it were calculated based on our secondary market rate — The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the notes for purposes of any purchases of the notes from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the notes, which do not bear interest.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the notes, but subject to adjustments that CGMI makes in its sole discretion.  As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the notes prior to maturity.

♦	The estimated value of the notes is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you in the secondary market — Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the notes than if our internal funding rate were used. In addition, any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the notes will be less than the issue price.

♦	The value of the notes prior to maturity will fluctuate based on many unpredictable factors — As described under “Valuation of the Notes” below, the payout on the notes could be replicated by a hypothetical package of financial instruments consisting of a fixed-income bond and one or more derivative instruments. As a result, the factors that influence the values of fixed-income bonds and derivative instruments will also influence the terms of the notes at issuance and the value of the notes prior to maturity. Accordingly, the value of your notes prior to maturity will fluctuate based on the underlying price and volatility of the underlying and a number of other factors, including those described below. Some of these factors are interrelated in complex ways.  As a result, the effect of any one factor may be offset or magnified by the effect of one or more other factors.  The paragraphs below describe what we expect to be the impact on the value of the notes of a change in a specific factor, assuming all other conditions remain constant.  You should understand that the value of your notes at any time prior to maturity may be significantly less than the issue price.  The stated payout from the issuer only applies if you hold the notes to maturity.

o	Commodity price of the underlying. We expect that the value of the notes at any time prior to maturity will depend substantially on the commodity price of the underlying at that time. If the commodity price of the underlying fails to move sufficiently from the initial underlying price, or if it moves too much from the initial underlying price such that a barrier event occurs or becomes more likely, the value of the notes will be adversely affected.

o	Volatility of the commodity price of the underlying. Volatility refers to the magnitude and frequency of changes in the commodity price of the underlying over any given period. Any change in the expected volatility of the commodity price of the underlying may adversely affect the value of the notes.

o	Interest rates. We expect that the value of the notes will be affected by changes in U.S. interest rates. In general, an increase in U.S. interest rates is likely to adversely affect the value of the notes.

o	Time remaining to maturity. At any given time, a portion of the value of the notes may be attributable to time value, which is based on the amount of time then remaining to maturity. You should understand that the value of the notes may be adversely affected solely as a result of the passage of time.

o	Creditworthiness of Citigroup Global Markets Holdings Inc. and Citigroup Inc. The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Therefore, actual or anticipated adverse changes in the creditworthiness of Citigroup Global Markets Holdings Inc. and Citigroup Inc. may adversely affect the value of the notes.

It is important for you to understand that the impact of one of the factors discussed above may offset, or magnify, some or all of any change in the value of the notes attributable to one or more of the other factors.

♦	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment — The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

♦	The market price of gold will affect the value of the notes — We expect that generally the value of the notes will depend in substantial part on the price of gold. The price of gold is primarily affected by the global demand for and supply of gold, but is also influenced significantly from time to time by speculative actions. The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors such as the structure of and confidence in the global monetary system, expectations regarding the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is usually quoted), interest rates, gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may be affected by industry factors such as industrial and jewelry demand as well as lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold. Additionally, gold prices may be affected by levels of gold production, production costs and short-term changes in supply and demand due to trading activities in the gold market. From time to time, above-ground inventories of gold may also influence the market. It is not possible to predict the aggregate effect of all or any combination of these factors. The price of gold has recently been, and may continue to be, extremely volatile.

♦	If a commodity hedging disruption event occurs during the term of the notes, we may redeem the notes early — See “Additional Terms of the Notes—Commodity Hedging Disruption Event” in this pricing supplement for information about the events that may constitute a commodity hedging disruption event. If a commodity hedging disruption event occurs, we may redeem the notes prior to the maturity date for an amount equal to the early redemption amount determined as of the early redemption notice date. If we redeem the notes early, the early redemption amount may result in a less favorable return than you would have received had we not redeemed the notes.

♦	The calculation agent may make discretionary determinations in connection with a commodity hedging disruption event and the early redemption amount that could adversely affect your return upon early redemption — The calculation agent will be required to exercise discretion in determining whether a commodity hedging disruption event has occurred. In addition, the calculation agent has broad discretion to determine the early redemption amount, including the ability to make adjustments to proprietary pricing models and inputs to those models in good faith and in a commercially reasonable manner. The fact that the calculation agent is our affiliate may cause it to have interests that are adverse to yours as a holder of the notes. Under the terms of the notes, the calculation agent has the authority to make determinations that may protect our economic interests while resulting in an adverse outcome to you on your investment in the notes.

♦	Distortions or disruptions of market trading in the underlying could adversely affect the value of and return on the notes —The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. These circumstances could adversely affect the commodity price of the underlying and, therefore, the value of and return on the notes. In addition, if the scheduled final valuation date is not a scheduled trading day or a market disruption event occurs on that day with respect to the underlying, the final valuation date will be subject to postponement, as described under “Additional Terms of the Notes” in this pricing supplement. If the final valuation date is not postponed in these circumstances, the calculation agent will determine the commodity price of the underlying on the final valuation date in its discretion. The calculation agent’s determination of the commodity price of the underlying in this circumstance may result in an unfavorable return on the notes.

♦	Our affiliates, or UBS or its affiliates, may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the notes — Any such research, opinions or recommendations could affect the price of the underlying and the value of the notes. Our affiliates, and UBS and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by our affiliates or by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. These and other activities of our affiliates or UBS or its affiliates may adversely affect the price of the underlying and may have a negative impact on your interests as a holder of the notes. Investors should make their own independent investigation of the merits of investing in the notes and the underlying to which the notes are linked.

♦	The commodity price of the underlying may be affected by our or our affiliates’ hedging and other trading activities and UBS’s or its affiliates’ trading activities. In connection with the sale of the notes, we have hedged our obligations under the notes through CGMI or other of our affiliates, who have taken positions in the underlying or in instruments linked to the underlying and may adjust such positions during the term of the notes. We or our counterparties may also adjust this hedge during the term of the notes and close out or unwind this hedge on or before the final valuation date, which may involve, among other things, our counterparties purchasing or selling such underlying or other instruments. This hedging activity on or prior to the trade date could potentially affect the commodity price of the underlying on the trade date and, accordingly, potentially increase the initial underlying price, which may adversely affect your return on the notes. Additionally, this hedging activity during the term of the notes, including on or near the final valuation date, could negatively affect the commodity price of the underlying on that date and, therefore, adversely affect your return on the notes. This hedging activity may present a conflict of interest between your interests as a holder of the notes and the interests we and/or our counterparties, which may be our affiliates, the placement agents or their affiliates, have in executing, maintaining and adjusting hedging transactions. These hedging activities could also affect the price, if any, at which CGMI may be willing to purchase your notes in a secondary market transaction.

Our affiliates, or UBS or its affiliates, may also trade the underlying and/or instruments linked to the underlying on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers.  As with our or our affiliates’ hedging activity, this trading activity could affect the commodity price of the underlying on the final valuation date and, therefore, adversely affect the performance of the notes.

It is possible that these hedging or trading activities could result in substantial returns for our affiliates, or UBS or its affiliates, while the value of the notes declines.

♦	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes — If certain events occur, such as market disruption events or the discontinuance of trading in the underlying, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect what you receive at maturity. Such judgments could include, among other things, any price required to be determined under the notes. In addition, if certain events occur, CGMI will be required to make certain discretionary judgments that could significantly affect your payment at maturity. Such judgments could include, among other things:

♦	determining whether a market disruption event has occurred;

♦	if a market disruption event occurs on the final valuation date, determining whether to postpone the final valuation date;

♦	determining the price of the underlying if the price of the underlying is not otherwise available or a market disruption event has occurred;

♦	if a commodity hedging disruption event occurs, determining the early redemption amount; and

♦	if the London gold market discontinues trading in, or physical delivery of, the underlying or if the commodity price of the underlying is no longer made available by the LBMA or Bloomberg, selecting a successor market or successor price or, if none is selected, determining the commodity price of the underlying.

In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes.

Hypothetical Examples

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples and table below illustrate payments at maturity for a hypothetical offering of the notes under various scenarios, with the assumptions set forth below (the actual terms for the notes offering are listed on the cover page of this pricing supplement). Numbers in the examples and table below have been rounded for ease of analysis and do not reflect the actual terms of the notes, which are provided on the cover page of this pricing supplement. You should not take these examples or the table below as an indication or assurance of the expected performance of the underlying. You should consider carefully whether the notes are suitable to your investment goals. Any payment on the notes is subject to our ability to pay our obligations as they become due and the ability of Citigroup Inc. to perform its obligations under the guarantee.

Stated principal amount:	$1,000
Term:	2 years
Conditional return:	1.5%
Upper barrier:	Initial underlying price plus 18.00% of the initial underlying price
Lower barrier:	Initial underlying price minus 18.00% of the initial underlying price

EXAMPLES 1 THROUGH 3 ASSUME THAT A BARRIER EVENT OCCURRED DURING THE OBSERVATION PERIOD

Example 1 — The price of the underlying increases by 50% from the initial underlying price to the final underlying price.  Because a barrier event occurred during the observation period, Citigroup Global Markets Holdings Inc. would pay you the stated principal amount plus  an amount equal to the conditional return of 1.5% of the stated principal amount, resulting in a payment at maturity of $1,015 per $1,000 stated principal amount, calculated as follows:

$1,000 + [$1,000 × conditional return]

$1,000 + ($1,000 × 1.5%)

$1,000 + $15 = $1,015

Even though the price of the underlying has appreciated from the initial underlying price to the final underlying price, you will not benefit from any appreciation in the price of the underlying and will instead be limited to the conditional return.

Example 2 — The price of the underlying increases by 10% from the initial underlying price to the final underlying price.  Because a barrier event occurred during the observation period, Citigroup Global Markets Holdings Inc. would pay you the stated principal amount plus an amount equal to the conditional return of 1.5% of the stated principal amount, resulting in a payment at maturity of $1,015 per $1,000 stated principal amount, calculated as follows:

$1,000 + [$1,000 × conditional return]

$1,000 + ($1,000 × 1.5%)

$1,000 + $15 = $1,015

Even though the final underlying price is between the upper barrier and the lower barrier, because a barrier event had occurred during the observation period, you will not benefit from any appreciation in the price of the underlying and will instead be limited to the conditional return.

Example 3 — The price of the underlying decreases by 60% from the initial underlying price to the final underlying price.  Because a barrier event occurred during the observation period, Citigroup Global Markets Holdings Inc. would pay you the stated principal amount plus an amount equal to the conditional return of 1.5% of the stated principal amount, resulting in a payment at maturity of $1,015 per $1,000 stated principal amount, calculated as follows:

$1,000 + [$1,000 × conditional return]

$1,000 + ($1,000 × 1.5%)

$1,000 + $15 = $1,015

Even though the price of the underlying has depreciated from the initial underlying price to the final underlying price, your return on the notes will be limited to the conditional return.

EXAMPLES 4 THROUGH 6 ASSUME THAT NO BARRIER EVENT OCCURRED DURING THE OBSERVATION PERIOD

Example 4 — The price of the underlying increases by 10% from the initial underlying price to the final underlying price.  Because no barrier event occurred during the observation period, Citigroup Global Markets Holdings Inc. would pay you the stated principal amount plus an amount representing the absolute value of the underlying return, resulting in a payment at maturity of $1,100 per $1,000 stated principal amount, calculated as follows:

$1,000 + [$1,000 × absolute value of underlying return]

$1,000 + ($1,000 × |10%|)

$1,000 + $100 = $1,100

Example 5 — The final underlying price is equal to the initial underlying price.  Because no barrier event occurred during the observation period, Citigroup Global Markets Holdings Inc. would pay you the stated principal amount plus an amount representing the absolute value of the underlying return, resulting in a payment at maturity of $1,000 per $1,000 stated principal amount, calculated as follows:

$1,000 + [$1,000 × absolute value of underlying return]

$1,000 + ($1,000 × |0%|)

$1,000 + $0 = $1,000

Even though no barrier event occurred during the observation period, your payment at maturity will be less than your payment at maturity if a barrier event had occurred.

Example 6 — The price of the underlying decreases by 10% from the initial underlying price to the final underlying price.  Because no barrier event occurred during the observation period, Citigroup Global Markets Holdings Inc. would pay you the stated principal amount plus an amount representing the absolute value of the underlying return, resulting in a payment at maturity of $1,100 per $1,000 stated principal amount, calculated as follows:

$1,000 + [$1,000 × absolute value of underlying return]

$1,000 + ($1,000 × |−10%|)

$1,000 + $100 = $1,100

Even though the final underlying price has decreased from the initial underlying price, because no barrier event occurred during the observation period, your payment at maturity is positive.

Hypothetical Payment at Maturity (per note).

The tables below illustrate, for a $1,000 investment in the notes, hypothetical payments at maturity for a hypothetical range of underlying returns. The hypothetical payments at maturity set forth below are for illustrative purposes only. The actual payment at maturity applicable to a purchaser of the notes will depend on the final underlying price and whether a barrier event occurs during the observation period. You should consider carefully whether the notes are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Table 1: A barrier event occurs during the observation period

Underlying Return	Return on the Notes	Payment at Maturity (per note)
100%	1.5%	$1,015.00
90%	1.5%	$1,015.00
80%	1.5%	$1,015.00
70%	1.5%	$1,015.00
60%	1.5%	$1,015.00
50%	1.5%	$1,015.00
40%	1.5%	$1,015.00
30%	1.5%	$1,015.00
20%	1.5%	$1,015.00
10%	1.5%	$1,015.00
0%	1.5%	$1,015.00
−10%	1.5%	$1,015.00
−20%	1.5%	$1,015.00
−30%	1.5%	$1,015.00
−40%	1.5%	$1,015.00
−50%	1.5%	$1,015.00
−60%	1.5%	$1,015.00
−70%	1.5%	$1,015.00
−80%	1.5%	$1,015.00
−90%	1.5%	$1,015.00
−100%	1.5%	$1,015.00

Table 2: No barrier event occurs during the observation period

Underlying Return	Return on the Notes	Payment at Maturity (per note)
18.00%	18.00%	$1,180.00
10%	10%	$1,100.00
1.5%	1.5%	$1,015.00
1%	1%	$1,010.10
0%	0%	$1,000.00
−1%	1%	$1,010.00
−1.5%	1.5%	$1,015.00
−10%	10%	$1,100.00
−18.00%	18.00%	$1,180.00

Gold

For purposes of this pricing supplement, the commodity price of gold is the official afternoon LBMA Gold Price on that day.  The LBMA Gold Price is determined through an auction process administered by ICE Benchmark Administration (“IBA”) and is a spot price of gold for delivery in London through a member of the LBMA authorized to effect such delivery, stated in U.S. dollars per troy ounce.

The London gold market is the principal global clearing center for over-the-counter gold bullion transactions. The LBMA is the principal representative body of the London gold market.

IBA provides the auction platform, methodology as well as overall independent administration of the electronic auction process of the LBMA Gold Price. The auction takes place twice daily at 10:30 a.m. and 3:00 p.m. London time and is set by a series of auction rounds where participants that have been accredited by the LBMA to contribute to the LBMA Gold Price input their buy and sell volume orders. The auction has an independent chairperson, appointed by IBA to determine the price for each round and ensure that the price responds appropriately to market conditions. The chairperson sets the starting price and the price for each round in line with current market conditions and the activity in the auction. Participants then enter buy and/or sell orders by volume (i.e., number of ounces). If the net volume of all participants falls within the pre-determined tolerance at the end of a round, the auction will be complete, with all volume tradable at that price.

The graph below illustrates the performance of gold from January 2, 2014 to March 27, 2019.  The commodity price of gold on March 27, 2019 was $1,309.70.  We obtained the commodity price of gold from Bloomberg, and we have not participated in the preparation of or verified such information.  The historical underlying prices of gold should not be taken as an indication of future performance and no assurance can be given as to the final underlying price or any future commodity price of gold. We cannot give you assurance that the performance of gold will result in a positive return on your initial investment at maturity.

Additional Terms of the Notes

Determining the commodity price

The term “commodity price” means, on any date of determination, the official afternoon London gold price for delivery in London through a member of the London Bullion Market Association (“LBMA”) authorized to effect such delivery, stated in U.S. dollars per troy ounce, as calculated and administered by independent service provider(s) pursuant to an agreement with the LBMA and displayed on Bloomberg under the symbol “GOLDLNPM” (or any successor page determined by the calculation agent) on that date of determination, except as otherwise specified under “—Discontinuation of trading in, or physical delivery of, gold in the London gold market; alternative method of calculation” below; provided that if a market disruption event occurs on the final valuation date and the final valuation date is not postponed, the underlying price on the final valuation date will be the calculation agent’s good faith estimate of the underlying price on the final valuation date that would have prevailed but for the market disruption event.

Consequences of a market disruption event; postponement of the final valuation date

If a market disruption event (as defined below) occurs on the scheduled final valuation date, the calculation agent may, but is not required to, postpone the final valuation date to the earliest of (i) the next succeeding scheduled trading day on which a market disruption event does not occur, (ii) the fifth scheduled trading day immediately following the date that was originally scheduled to be the final valuation date and (iii) the business day immediately preceding the maturity date.

If the final valuation date is not a scheduled trading day, the final valuation date will be postponed to the earlier of (i) the next succeeding day that is a scheduled trading day and (ii) the business day immediately preceding the maturity date.

The term “scheduled trading day” means a day, as determined by the calculation agent, on which the London gold market is scheduled to open for purposes of determining the official afternoon London gold price.

The term “market disruption event” means:

•	a suspension, absence or material limitation of trading in (a) the underlying in the London gold market or (b) futures or options contracts relating to the underlying on the relevant market for those contracts, in each case, as determined by the calculation agent;

•	any event that materially disrupts or impairs the ability of market participants to (a) effect transactions in, or obtain market values for, the underlying in the London gold market or (b) effect transactions in, or obtain market values for, futures or options contracts relating to the underlying on the relevant market for those contracts, in each case, as determined by the calculation agent;

•	the failure to open or the closure prior to the scheduled weekday closing time (without regard to after hours or any other trading outside of the regular trading session hours) of the London gold market on a scheduled trading day; or

•	the official afternoon London gold price is not determined by the relevant service provider or is not published by Bloomberg.

Postponement for non-business days

If the scheduled maturity date is not a business day, any payment required to be made on such date will be made on the next succeeding business day.  No interest will accrue as a result of any delay in payment.

Discontinuation of trading in, or physical delivery of, gold in the London gold market; alternative method of calculation

If the London gold market discontinues trading in, or physical delivery of, the underlying and the underlying is traded, or the physical delivery of the underlying is effectuated, on another exchange (a “successor market”) or if the commodity price of the underlying is no longer made available by the LBMA or Bloomberg and a price for the underlying is available from another source (a “successor price”), the calculation agent may, in its sole discretion, determine the commodity price of the underlying on any date of determination by reference to the fixing price of the underlying on that successor market or by reference to that successor price, as applicable, on that day.

Upon any selection by the calculation agent of a successor market or a successor price, the calculation agent will cause written notice thereof to be promptly furnished to us and to the holders of the notes.

If the London gold market discontinues trading in, or the physical delivery of, the underlying or if the commodity price of the underlying is no longer made available by the LBMA or Bloomberg prior to, and that discontinuation is continuing on, any date of determination, and the calculation agent determines, in its sole discretion, that no successor market or no successor price, as applicable, is available at that time, or if the calculation agent has previously selected a successor market and trading in, or the physical delivery of, the underlying is discontinued on that successor market prior to, and that discontinuation is continuing on, that date of determination, or if the calculation agent has previously selected a successor price and that successor price is no longer made available by its price source prior to that date of determination, then the calculation agent will determine the commodity price of the underlying for that date in good faith and in a commercially reasonable manner.

Notwithstanding these alternative arrangements, discontinuation of trading or physical delivery of the underlying on the London gold market or the unavailability of the commodity price of the underlying may adversely affect the value of the notes.

If at any time the method of calculating the commodity price of the underlying is changed in a material respect, or if the reporting thereof is in any other way modified so that the commodity price of the underlying does not, in the opinion of the calculation agent, fairly represent the value of the underlying, the calculation agent will, at the close of business in New York City on each day on which the commodity price of the underlying is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a value for the underlying. The calculation agent will cause written notice of those calculations and adjustments to be furnished to the holders of the notes.

Commodity hedging disruption event

If, on any day during the term of the notes up to but excluding the final valuation date, the calculation agent determines that a commodity hedging disruption event has occurred, we will have the right, but not the obligation, to redeem the notes, in whole and not in part, by providing written notice of our election to exercise that right to the trustee (the date of such notice, the “early redemption notice date”) on a redemption date of our election that is no later than the 30th business day immediately following the early redemption notice date or earlier than the fifth business day following the early redemption notice date.  A commodity hedging disruption event need not be continuing on the early redemption notice date or on the redemption date.  The amount due and payable on the notes upon such redemption will be equal to the early redemption amount determined as of the early redemption notice date.

A “commodity hedging disruption event” means any event or condition following which we or our affiliates are unable, after using commercially reasonable efforts, to (i) acquire, establish, re-establish, substitute, maintain, unwind or dispose of any security, option, future, derivative, currency, instrument, transaction,  asset or arrangement that the calculation agent deems necessary to hedge the risk of entering into and performing our obligations with respect to the notes, whether in the aggregate on a portfolio basis or incrementally on a trade by trade basis (each a “hedge position”) or (ii) realize, recover or remit the proceeds of any such hedge position, in each case including (without limitation) if those hedge positions (in whole or in part) are (or, but for the consequent disposal thereof, would otherwise be) in excess of any allowable position limit(s) in relation to any commodity traded on any exchange(s) or other trading facility (it being within the sole and absolute discretion of the calculation agent to determine which of the hedge positions are counted towards that limit).

The “early redemption amount” will be the greater of (i) the fair value of the notes determined by the calculation agent as of the early redemption notice date in good faith and in a manner based upon (but not necessarily identical to) CGMI’s then contemporaneous practices for determining a secondary market bid price for the notes and similar instruments, taking into account the commodity hedging disruption event that has occurred and (ii) the stated principal amount of the notes. In determining the early redemption amount pursuant to clause (i) of the immediately preceding sentence, the calculation agent may take into account proprietary pricing models and may make adjustments to those models or inputs to those models in good faith and in a commercially reasonable manner.  The calculation agent may also take into account other facts, whether or not unique to us or our affiliates, in determining the early redemption amount so long as it is in good faith and commercially reasonable.  The early redemption amount may result in an unfavorable return on your notes.  See “Risk Factors—If a commodity hedging disruption event occurs during the term of the notes, we may redeem the notes early” in this pricing supplement.

Under the terms of the notes, the calculation agent will be required to exercise discretion under certain circumstances, including (i) determining whether a market disruption event or a commodity hedging disruption event has occurred; (ii) if a market disruption event occurs on the final valuation date, determining whether to postpone the final valuation date; (iii) if a market disruption event occurs on the final valuation date and the final valuation date is not postponed, determining the commodity price of the underlying on that day; and (iv) if a commodity hedging disruption event occurs, determining the early redemption amount.  In exercising this discretion, the calculation agent will be required to act in good faith and in a commercially reasonable manner, but it may take into account any factors it deems relevant, including, without limitation, whether the applicable event materially interfered with our or our affiliates’ ability to adjust or unwind all or a material portion of any hedge with respect to the notes.

Events of default and acceleration

In case an event of default (as defined in the accompanying prospectus) with respect to the notes shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the notes will be determined by the calculation agent and will equal, for each note, the payment at maturity, calculated as though the commodity price of the underlying on the date of such acceleration (subject to postponement as if the date of acceleration were the final valuation date) were the final underlying price.

In case of default in payment at maturity of the notes, no interest will accrue on such overdue payment either before or after the maturity date.

Calculation agent

The calculation agent for the notes will be CGMI, an affiliate of Citigroup Global Markets Holdings Inc.  All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Global Markets Holdings Inc., Citigroup Inc. and the holders of the notes.  The calculation agent is obligated to carry out its duties and functions in good faith and using its reasonable judgment.

United States Federal Tax Considerations

In the opinion of our counsel, Davis Polk & Wardwell LLP, based on current market conditions, the notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Contingent Payment Debt Instruments,” and the remaining discussion is based on this treatment. The discussion herein does not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Internal Revenue Code of 1986, as amended (the “Code”).

If you are a U.S. Holder, you will be required to recognize interest income during the term of the notes at the “comparable yield,” which generally is the yield at which we could issue a fixed-rate debt instrument with terms similar to those of the notes, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the notes.  We are required to construct a “projected payment schedule” in respect of the notes representing a payment the amount and timing of which would produce a yield to maturity on the notes equal to the comparable yield.  Assuming you hold the notes until their maturity, the amount of interest you include in income based on the comparable yield in the taxable year in which the notes mature will be adjusted upward or downward to reflect the difference, if any, between the actual and projected payment on the notes at maturity as determined under the projected payment schedule.  However, special rules may apply if the payment at maturity on the notes is treated as becoming fixed prior to maturity.  See “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Contingent Payment Debt Instruments” in the accompanying prospectus supplement for a more detailed discussion of the special rules.

Upon the sale, exchange or retirement of the notes prior to maturity, you generally will recognize gain or loss equal to the difference between the proceeds received and your adjusted tax basis in the notes.  Your adjusted tax basis will equal your purchase price for the notes, increased by interest previously included in income on the notes.  Any gain generally will be treated as ordinary income, and any loss generally will be treated as ordinary loss to the extent of prior interest inclusions on the note and as capital loss thereafter.

We have determined that the comparable yield for a note is a rate of 2.530%, compounded semi-annually, and that the projected payment schedule with respect to a note consists of a single payment of $1,051.683 at maturity.  The following table states the amount of interest (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on a note) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above:

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Issue date through June 30, 2019	$6.395	$6.395
July 1, 2019 through December 31, 2019	$12.731	$19.126
January 1, 2020 through June 30, 2020	$12.892	$32.018
July 1, 2020 through December 31, 2020	$13.055	$45.073
January 1, 2021 through maturity date	$6.610	$51.683

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount that we will pay on the notes.

Non-U.S. Holders. Subject to the discussions in “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” and “—FATCA” in the accompanying prospectus supplement, if you are a Non-U.S. Holder (as defined in the accompanying prospectus supplement) of the notes, under current law you generally will not be subject to U.S. federal withholding or income tax in respect of any payment on or any amount received on the sale, exchange or retirement of the notes, provided that (i) income in respect of the notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.  See “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying prospectus supplement for a more detailed discussion of the rules applicable to Non-U.S. Holders of the notes.

FATCA. You should review the section entitled “United States Federal Tax Considerations—FATCA” in the accompanying prospectus supplement regarding withholding rules under the “FATCA” regime. The discussion in that section is hereby modified to reflect regulations proposed by the U.S. Treasury Department indicating an intent to eliminate the requirement under FATCA of withholding on gross proceeds of the disposition of affected financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying prospectus supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the lead agent for the sale of the notes, will receive an underwriting discount of $15.00 for each note sold in this offering.  UBS, as agent for sales of the notes, has agreed to purchase from CGMI, and CGMI has agreed to sell to UBS, all of the notes sold in this offering for $985.00 per note.  UBS proposes to offer the notes to the public at a price of $1,000.00 per note.  UBS will receive an underwriting discount of $15.00 per note for each note it sells to the public.  The underwriting discount will be received by UBS and its financial advisors collectively.  If all of the notes are not sold at the initial offering price, CGMI may change the public offering price and other selling terms.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority.  Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the notes, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

We have hedged our obligations under the notes through CGMI or other of our affiliates.  It is expected that CGMI or such other affiliates may profit from this hedging activity even if the value of the notes declines.  This hedging activity could affect the commodity price of the underlying and, therefore, the value of and your return on the notes.  For additional information on the ways in which our counterparties may hedge our obligations under the notes, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Use of Proceeds

An amount equal to the net proceeds of the sale of the notes will be allocated exclusively to finance or refinance, in whole or in part, “Eligible Green Assets”, which refers to loans and/or investments made by the Issuer and its affiliates (“Citigroup”) for assets or projects that meet Citigroup’s Green Bond Eligibility Criteria (as defined below) in accordance with Citigroup’s Green Bond Framework (“Framework”). Citigroup has developed the Framework for notes issuances in order to finance projects that contribute to climate change mitigation as well as projects that promote sustainable infrastructure.  The disclosure in this section regarding the use of proceeds of the notes supersedes the disclosure about the use of proceeds in the accompanying product supplement, prospectus supplement and prospectus to the extent it is inconsistent with that disclosure.  The Issuer will pay the cost of hedging its obligations under the notes from its general funds.

Eligible Green Projects

Citigroup’s “Green Bond Eligibility Criteria” reflect good practices for supporting the transition to a low-carbon economy through projects in one or more of the following areas (“Eligible Green Projects”):

•	Renewable energy including land acquisition and leasing, purchase of renewable energy applications and technologies and associated equipment, construction work, maintenance work, equipment manufacturing and energy storage.

•	Energy efficiency including warehouse facilities for residential energy efficiency loans, municipal district heating projects, commercial and residential energy efficiency projects and consumer finance companies that provide residential energy efficiency loans.

•	Sustainable transportation including building or operating mass transit and creating or constructing infrastructure to support mass transit.

•	Water quality and conservation including installation or upgrade of water treatment infrastructure, installation or upgrade of water capture and storage infrastructure, installation or upgrade of water irrigation systems and water metering activities to support conservation initiatives.

•	Green building including financing of existing or new construction / renovation of residential and commercial buildings that earn any of the following certifications; LEED Gold, LEED Platinum, or the Living Building Challenge.

Citigroup has developed a list of exclusionary criteria (“Exclusionary Criteria”) for the use of the proceeds from the sale of the notes. Citigroup commits itself to not knowingly be involved in financing any of the following projects or activities through the proceeds of this offering:

•	Large-scale hydropower plants that have a generation capacity of over 15MW;

•	Nuclear power plants; or

•	Fossil fuel projects, including refined or alternative coal technologies, gas-to-liquid projects and natural gas projects.

Project Evaluation and Selection Process

Citigroup’s specialist teams, including Corporate Sustainability and Environmental and Social Risk Management (“ESRM”) teams, are responsible for screening potential eligible assets against the Green Bond Eligibility Criteria. Once screened, Eligible Green Assets will be added to a single pool that Citigroup maintains (the “Green Bond Asset Portfolio”).

Citigroup’s selection process for the Eligible Green Assets takes into account the following objectives, features and benefits:

•	Each Eligible Green Asset included meets the Green Bond Eligibility Criteria for inclusion in the Green Bond Asset Portfolio.

•	Each Eligible Green Asset included is also reviewed to ensure compliance with Citigroup’s ESRM policies.

If Citigroup’s investment in any asset in the Green Bond Asset Portfolio is terminated or if an asset no longer meets the Green Bond Eligibility Criteria, Citigroup’s Corporate Sustainability and ESRM teams will remove the asset from the Green Bond Asset Portfolio.

Management of Proceeds

Citigroup’s Green Bond Asset Working Group (the “Group”) is responsible for supervising the Green Bond Asset Portfolio and total aggregate amount issued by Citigroup in Green Bonds, including the notes. The Group meets quarterly aiming to ensure that the aggregate amount in the Green Bond Asset Portfolio is equal to or greater than the aggregate amount raised by Green Bonds. For this purpose, the aggregate size and maturity of the Green Bond Asset Portfolio is monitored quarterly.

If for any reason the aggregate amount in the Green Bond Asset Portfolio is less than the total outstanding amount of Green Bonds issued, Citigroup will hold the balance unallocated amount in cash, cash equivalents and/or other liquid marketable instruments (including U.S. Treasury securities) in Citigroup’s liquidity portfolio until the amount can be allocated towards the Green Bond Asset Portfolio.

Reporting

Citigroup will publish a report (the “Green Bond Report”) on its website within a year from issuance of the notes and will renew it annually until full allocation and in case of any material changes. The Green Bond Report will detail the total amount of assets in the Green Bond Asset Portfolio and the total outstanding amount raised by Green Bond issuances, including the notes.

Furthermore, the Green Bond Report will provide details of eligible assets within the Green Bond Asset Portfolio along with the Issuer’s financial commitments to each asset; the total amount of unallocated proceeds, if any; and environmental impacts of the Green Bond Asset Portfolio to the extent it is practical to do so.

The Issuer has engaged external independent accountants to review that the assets included in the Green Bond Asset Portfolio meet the Green Bond Eligibility Criteria and are not invested in assets as defined by the Exclusionary Criteria. Further, the independent accountants have been engaged to review that the aggregate amount in the Green Bond Asset Portfolio is equal to or greater than the aggregate amount raised by Green Bonds, and to the extent the total amount of the outstanding bonds is greater than the aggregate amount in the Green Bond Asset Portfolio, the difference will be held in cash, cash equivalents and/or other liquid marketable instruments (including U.S. Treasury securities) in the Issuer’s liquidity portfolio.

Certain Selling Restrictions

Prohibition of Sales to EEA Retail Investors

The notes may not be offered, sold or otherwise made available to any retail investor in the European Economic Area.  For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Directive 2003/71/EC; and

(b)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes offered so as to enable an investor to decide to purchase or subscribe the notes.

Valuation of the Notes

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models.  CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”).  CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate.  CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Risk Factors—The value of the notes prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness.  These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

During a temporary adjustment period immediately following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined.  This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes.  The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period.  CGMI currently expects that the temporary adjustment period will be approximately five months, but the actual length of the temporary adjustment period may be shortened due to various factors, such as the volume of secondary market purchases of the notes and other factors that cannot be predicted.  However, CGMI is not obligated to buy the notes from investors at any time.  See “Risk Factors—The notes will not be listed on a securities exchange and you may not be able to sell them prior to maturity.”

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the notes offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such notes and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the notes.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Scott L. Flood, General Counsel and Secretary of Citigroup Global Markets Holdings Inc., and Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc.  In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated May 17, 2018, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on May 17, 2018, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the notes nor the issuance and delivery of the notes and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the notes and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Scott L. Flood, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the notes offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such notes and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the notes offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Scott L. Flood, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such notes by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents.  This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Barbara Politi, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

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